Exhibit 99.1

Apple Reports Second Quarter Results

Earnings Grow 88 Percent Year-over-Year

CUPERTINO, California—April 25, 2007—Apple® today announced financial results for its fiscal 2007 second quarter ended March 31, 2007. The Company posted revenue of $5.26 billion and net quarterly profit of $770 million, or $.87 per diluted share. These results compare to revenue of $4.36 billion and net quarterly profit of $410 million, or $.47 per diluted share, in the year-ago quarter. Gross margin was 35.1 percent, up from 29.8 percent in the year-ago quarter. International sales accounted for 43 percent of the quarter’s revenue.

Apple shipped 1,517,000 Macintosh® computers and 10,549,000 iPods during the quarter, representing 36 percent growth in Macs and 24 percent growth in iPods over the year-ago quarter.

“The Mac is clearly gaining market share, with sales growing 36 percent—more than three times the industry growth rate,” said Steve Jobs, Apple’s CEO. “We’re very excited about the upcoming launch of iPhone in late June, and are also hard at work on some other amazing new products in our pipeline.”

“We are very pleased to report the most profitable March quarter in Apple’s history,” said Peter Oppenheimer, Apple’s CFO. “Looking ahead to the third fiscal quarter of 2007, we expect revenue of about $5.1 billion and earnings per diluted share of about $.66.”

Apple will provide live streaming of its Q2 2007 financial results conference call utilizing QuickTime®, Apple’s standards-based technology for live and on-demand audio and video streaming. The live webcast will begin at 2:00 p.m. PDT on Wednesday, April 25, 2007 at www.apple.com/quicktime/qtv/earningsq207/ and will also be available for replay. The QuickTime player is available free for Macintosh and Windows users at www.apple.com/quicktime.

This press release contains forward-looking statements about the Company’s estimated revenue and earnings per share. These statements involve risks and uncertainties, and actual results may differ. Risks and uncertainties include potential litigation and government enforcement actions that may result from the matters investigated by the special committee of the board of directors and the restatement of the Company’s consolidated financial statements; unfavorable results of legal proceedings; the effect of competitive and economic factors, and the Company’s reaction to those factors, on consumer and business buying decisions with respect to the Company’s products; war, terrorism, public health issues, and other circumstances that could disrupt supply, delivery, or demand of products; continued competitive pressures in the marketplace;  the continued availability on acceptable terms of certain components and services essential to the Company’s business currently obtained by the Company from sole or limited sources; the ability of the Company to make timely delivery of new programs, products and successful technological innovations to the marketplace; the effect that product quality problems could have on the Company’s sales and operating profits; the inventory risk associated with the Company’s need to order or commit to order product components in advance of customer orders; the effect that the Company’s dependency on manufacturing and logistics services provided by third parties may have on the quality, quantity or cost of products manufactured or services rendered; the Company’s dependency on the performance of distributors and other resellers of the Company’s products; the Company’s reliance on the availability of third-party digital content; the potential impact of a finding that the Company has infringed on the intellectual property rights of others; and risks associated with the Company’s retail initiative, including significant investment cost, uncertain consumer acceptance and potential impact on existing reseller relationships. More information on potential factors that could affect the Company’s financial results is included from time to time in the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended September 30, 2006, its Form 10-Q for the quarter ended December 30, 2006 and its Form 10-Q for the quarter ended March 31, 2007 to be filed with the SEC. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

Apple ignited the personal computer revolution in the 1970s with the Apple II and reinvented the personal computer in the 1980s with the Macintosh. Today, Apple continues to lead the industry in innovation with its award-winning computers, OS X operating system and iLife and professional applications. Apple is also spearheading the digital media revolution with its iPod portable music and video players and iTunes online store, and will enter the mobile phone market this year with its revolutionary iPhone.

Press Contact:
Steve Dowling
(408) 974-1896
dowling@apple.com

Investor Relations Contacts:
Nancy Paxton
(408) 974-5420
paxton1@apple.com

Joan Hoover
(408) 974-4570
hoover1@apple.com

NOTE TO EDITORS: For additional information visit Apple’s PR website (www.apple.com/pr/), or call Apple’s Media Helpline at (408) 974-2042.

© 2007 Apple Inc. All rights reserved. Apple, the Apple logo, Mac, Mac OS, Macintosh and QuickTime are trademarks of Apple. Other company and product names may be trademarks of their respective owners.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share amounts)

	March 31,	September 30,
	2007	2006
ASSETS:
Current assets:
Cash and cash equivalents	$7,095	$6,392
Short-term investments	5,482	3,718
Accounts receivable, less allowances of $48 and $52, respectively	928	1,252
Inventories	208	270
Deferred tax assets	640	607
Other current assets	1,676	2,270
Total current assets	16,029	14,509
Property, plant, and equipment, net	1,409	1,281
Goodwill	38	38
Acquired intangible assets, net	240	139
Other assets	995	1,238
Total assets	$18,711	$17,205

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:
Accounts payable	$2,403	$3,390
Accrued expenses	3,082	3,081
Total current liabilities	5,485	6,471
Non-current liabilities	965	750
Total liabilities	6,450	7,221

Commitments and contingencies

Shareholders’ equity:
Common stock, no par value; 1,800,000,000 shares authorized; 864,693,091 and 855,262,568 shares issued and outstanding, respectively	4,848	4,355
Retained earnings	7,381	5,607
Accumulated other comprehensive income	32	22
Total shareholders’ equity	12,261	9,984
Total liabilities and shareholders’ equity	$18,711	$17,205

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share amounts)

	Three Months Ended		Six Months Ended
	March 31,	April 1,	March 31,	April 1,
	2007	2006	2007	2006
Net sales	$5,264	$4,359	$12,379	$10,108
Cost of sales (1)	3,415	3,062	8,310	7,247
Gross margin	1,849	1,297	4,069	2,861

Operating expenses:
Research and development (1)	183	176	367	358
Selling, general, and administrative (1)	680	592	1,394	1,224
Total operating expenses	863	768	1,761	1,582

Operating income	986	529	2,308	1,279

Other income and expense	148	76	274	157

Income before provision for income taxes	1,134	605	2,582	1,436
Provision for income taxes	364	195	808	461

Net income	$770	$410	$1,774	$975

Earnings per common share:
Basic	$0.89	$0.49	$2.06	$1.17
Diluted	$0.87	$0.47	$2.00	$1.11

Shares used in computing earnings per share (in thousands):
Basic	863,003	840,910	860,347	835,658
Diluted	886,653	878,537	884,896	875,725

(1)           Includes stock-based compensation expense, which was allocated as follows:

Cost of sales	$9	$5	$15	$10
Research and development	$20	$13	$36	$28
Selling, general, and administrative	$34	$24	$58	$48